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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549-1004

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          DATE OF REPORT: JUNE 3, 2003
                (DATE OF EARLIEST EVENT REPORTED: MARCH 5, 2003)

                              ANR PIPELINE COMPANY
             (Exact name of Registrant as specified in its charter)

           DELAWARE                         1-7320                       38-1281775
 (State or other jurisdiction      (Commission File Number)           (I.R.S. Employer
      of incorporation)                                             Identification No.)

                                EL PASO BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
               (Address of principal executive offices)(Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (713) 420-2600

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

ITEM 5.  OTHER EVENTS

     In March 2003, our parent contributed its wholly owned subsidiary, El Paso Great Lakes, Inc., to us. El Paso Great Lakes' principal asset consists of its effective 50 percent interest in Great Lakes Gas Transmission Limited Partnership (Great Lakes LP), a Delaware limited partnership. It owns this interest through a direct 46 percent investment in Great Lakes LP and indirectly through its 50 percent ownership interest in Great Lakes Gas Transmission Company, who owns 8 percent of Great Lakes LP. We were required to reflect the contribution at its historical cost and include its operating results in our financial information for all periods presented in a manner similar to a pooling of interests. We are filing this Current Report on Form 8-K to update information in our previously filed Annual Report on Form 10-K for the year ended December 31, 2002, as well as to update other historical information reflecting this contribution. This updated information includes our combined Business and Properties discussion as of March 31, 2003, our Management's Discussion and Analysis of Financial Condition and Results of Operations for the three years ended December 31, 2002 and the three months ended March 31, 2003 and 2002 and our Selected Historical Financial Information as of and for the five years ended December 31, 2002, and as of March 31, 2003 and for the three months ended March 31, 2003 and 2002.

     Below is a list of terms that are common to our industry and used throughout this document.

/d     = per day                               Bcf    = billion cubic feet
BBtu   = billion British thermal units         MMcf   = million cubic feet

     When we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.

                            BUSINESS AND PROPERTIES

                                    GENERAL

     We are a Delaware corporation incorporated in 1945. In January 2001, we became an indirect wholly owned subsidiary of El Paso Corporation through the merger of an El Paso subsidiary with El Paso CGP Company, formerly The Coastal Corporation. We are involved in the transportation, storage and gathering of natural gas and related services. We conduct our business activities through our natural gas pipeline system and our storage facilities, each of which is discussed below.

     In March 2003, our parent contributed to us its wholly owned subsidiary El Paso Great Lakes. El Paso Great Lakes' principal asset consisted of its effective 50 percent interest in Great Lakes LP. During the years ended December 31, 2002, 2001 and 2000, earnings from El Paso Great Lakes' equity investments were $63 million, $55 million and $52 million. For the three months ended March 31, 2003 and 2002, equity earnings were $18 million and $22 million.

     The Pipeline System. Our system consists of approximately 10,600 miles of pipeline with a design capacity of approximately 6,450 MMcf/d. During 2002, 2001 and 2000, our average throughput was 4,130 BBtu/d, 4,531 BBtu/d and 4,545 BBtu/d. Our two interconnected, large-diameter multiple pipeline systems transport natural gas from natural gas producing fields in Louisiana, Oklahoma, Texas and the Gulf of Mexico to markets in the midwestern and northeastern regions of the U.S., including the metropolitan areas of Chicago, Detroit and Milwaukee. Our pipeline system connects with multiple pipelines that provide our shippers with access to diverse sources of supply and various natural gas markets served by these pipelines, including pipelines owned by Alliance Pipeline L.P., Vector Pipeline L.P., Guardian Pipeline LLC, Viking Gas Transmission Company, Midwestern Gas Transmission, Natural Gas Pipeline Company of America, Northern Border Pipeline Company, Great Lakes LP, and Northern Natural Gas Company.

     In addition to our existing systems and facility, the following project was approved by the Federal Energy Regulatory Commission (FERC):

                                                                                              ANTICIPATED
PROJECT            CAPACITY                           DESCRIPTION                           COMPLETION DATE
-------            --------                           -----------                           ---------------
                   (MMCF/D)
Westleg Wisconsin    218      To increase capacity of our existing system by looping the     November 2004
  Expansion                   Madison lateral and by enlarging the Beloit lateral through abandonment and replacement

     We also have an effective 50 percent ownership interest in Great Lakes LP. We own this interest through a direct 46 percent interest in Great Lakes LP and indirectly through our 50 percent ownership interest in Great Lakes Gas Transmission Company, who owns 8 percent of Great Lakes LP. The partnership owns and operates a 2,115 mile interstate natural gas pipeline with a design capacity of 2,895 MMcf/d that transports gas to customers in the midwestern and northwestern U.S. and Canada. During 2002, 2001 and 2000, average throughput was 2,378 BBtu/d, 2,224 BBtu/d and 2,477 BBtu/d.

     Storage Facilities. As of December 31, 2002, we owned or contracted for approximately 207 Bcf of underground natural gas storage capacity which included the contracted rights for 81 Bcf of natural gas storage capacity, of which 46 Bcf is provided by Blue Lake Gas Storage Company and 35 Bcf is provided by ANR Storage Company, both of which are our affiliates. The maximum daily delivery capacity of our underground natural gas storage is approximately 3 Bcf.

     Under our tariff structure, customers pay us on the basis of stated rates for transportation, storage and related services (transportation services). Approximately 92 percent of our transportation services revenue is attributed to a capacity reservation, or demand charge, paid by firm customers. These firm customers are obligated to pay a monthly demand charge, regardless of the amount of natural gas they transport or store, for the term of their contracts. The remaining 8 percent of our transportation services revenue is attributed to charges based solely on the volumes of natural gas actually transported or stored on our pipeline system.

                             REGULATORY ENVIRONMENT

     Our interstate natural gas transmission system and storage operations are regulated by the FERC under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Our pipeline and storage facilities operate under FERC-approved tariffs that establish rates, terms and conditions for services to their customers. Generally, the FERC's authority extends to:

     - rates and charges for natural gas transportation, storage and related services;

     - certification and construction of new facilities;

     - extension or abandonment of services and facilities;

     - maintenance of accounts and records;

     - relationships between pipeline and marketing affiliates;

     - terms and conditions of services;

     - depreciation and amortization policies;

     - acquisition and disposition of facilities; and

     - initiation and discontinuation of services.

     The fees or rates established under our tariff are a function of our costs of providing services to our customers, including a reasonable return on our invested capital. Consequently, our results have historically been relatively stable. However, our results can be subject to volatility due to factors such as weather, changes in natural gas prices and market conditions, regulatory actions, competition and the credit-worthiness of our customers.

     Our interstate pipeline system is also subject to federal, state and local statutes and regulations regarding pipeline safety and environmental matters. Our system has ongoing inspection programs designed to keep our system in compliance with environmental and pipeline safety requirements. We believe that our system is in material compliance with the applicable requirements.

     We are also subject to regulation over the safety requirements in the design, construction, operation and maintenance of our interstate natural gas transmission system and storage facility by the U.S. Department of Transportation. Our operations on U.S. government land are regulated by the U.S. Department of the Interior.

                            MARKETS AND COMPETITION

     We have approximately 238 firm and interruptible customers, including local distribution companies, industrial customers, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. We provide transportation services in both our natural gas supply and market areas. We have approximately 643 firm contracts with remaining terms that extend from one month to 22 years, and with a weighted average remaining contract term of approximately four years. Approximately 98 percent of our total capacity is subscribed under firm agreements. We do not own most of the natural gas that we transport or store and accordingly do not assume natural gas commodity price risk related to such gas.

     The significant customer we served in 2002 was We Energies, with capacity of 1,138 BBtu/d under contracts that expire in 2003 through 2010. Also, Wisconsin Gas, which operates under the name We Energies, is a sponsor of the Guardian Pipeline, which was placed in service in December 2002. Guardian will directly compete for a portion of the markets served by our expiring capacity.

     Our interstate natural gas transmission system and natural gas storage business face varying degrees of competition from other pipelines, as well as from alternative energy sources such as electricity, coal and fuel oil. We compete with other interstate and intrastate pipelines for deliveries to customers who can take deliveries at multiple connection points. We also compete with other pipelines and local distribution companies to deliver increased quantities of natural gas to our market area. In addition, we compete with pipelines and gathering systems for connection to new supply sources.

     Electric power generation is one of the fastest growing demand sectors of the natural gas market. The potential consequences of proposed and ongoing restructuring and deregulation of the electric power industry are currently unclear. Restructuring and deregulation benefits the natural gas industry by creating more demand for natural gas turbine generated electric power, but this effect is offset, in varying degrees, by increased generation efficiency and more effective use of surplus electric capacity as a result of open market access.

     In response to changing market conditions, we have shifted from a traditional dependence solely on long-term contracts to an approach that balances short-term and long-term commitments. The shift is due to changes in market conditions and competition driven by state utility deregulation, local distribution company mergers, new supply sources, volatility in natural gas prices, demand for short-term capacity and new markets in power plants.

     Our ability to extend our existing contracts or re-market expiring capacity is dependent on competitive alternatives, the regulatory environment at the local, state and federal levels and market supply and demand factors at the relevant dates these contracts are extended or expire. The duration of new or renegotiated contracts will be affected by current prices, competitive conditions and judgments concerning future market trends and volatility. While we are allowed to negotiate contract terms at fully subscribed quantities and at maximum rates allowed under our tariff, we must, at times, discount our contracts to remain competitive.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                                    GENERAL

     Our business consists of interstate natural gas transportation, storage, gathering and related services. Our interstate natural gas transmission system and natural gas storage business face varying degrees of competition from other pipelines, as well as from alternate energy sources, such as electricity, coal and fuel oil. We are regulated by the FERC. The FERC regulates the rates we can charge our customers. These rates are a function of our costs of providing services to our customers, and include a return on our invested capital. As a result, our financial results have historically been relatively stable. However, they can be subject to volatility due to factors such as weather, changes in natural gas prices and market conditions, regulatory actions, competition and the credit-worthiness of our customers. In addition, our ability to extend existing customer contracts or re-market expiring contracted capacity is dependent on competitive alternatives, the regulatory environment and supply and demand factors at the relevant dates these contracts are extended or expire. We make every attempt to negotiate contract terms at fully-subscribed quantities and at maximum rates allowed under our tariff; however, many of our contracts are discounted to meet competition.

                             RESULTS OF OPERATIONS

     We use earnings before interest and income taxes (EBIT) to assess the operating results and effectiveness of our business. EBIT is operating income adjusted to include equity earnings from unconsolidated affiliates, gains and losses on sales of assets and other miscellaneous non-operating items. Items that are not included in this measure are financing costs, including interest and debt expense, affiliated interest income, income taxes and extraordinary items. We believe this measurement is useful to our investors because it allows them to evaluate the effectiveness of our businesses and operations and our investments from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes. This measurement may not be comparable to measurements used by other companies and should not be used as a substitute for net income or other performance measures such as operating income or operating cash flow. In March 2003, our parent company contributed to us all of the common stock of its wholly owned subsidiary, El Paso Great Lakes, in a transaction we were required to account for in a manner similar to a pooling of interests. As a result, the historical information presented below for all periods reflects the impact of this contribution. A reconciliation of our operating income (loss) to EBIT and EBIT to income (loss) before extraordinary items is as follows:

                                                                         THREE MONTHS
                                                    YEAR ENDED               ENDED
                                                   DECEMBER 31,            MARCH 31,
                                             ------------------------   ---------------
                                              2000     2001     2002     2002     2003
                                             ------   ------   ------   ------   ------
                                                (IN MILLIONS, EXCEPT VOLUME AMOUNTS)
Operating revenues.........................  $  621   $  613   $  544   $  156   $  185
Operating expenses.........................    (397)    (726)    (323)     (74)     (93)
                                             ------   ------   ------   ------   ------
       Operating income (loss).............     224     (113)     221       82       92
                                             ------   ------   ------   ------   ------
Earnings from unconsolidated affiliates....      65       67       63       22       18
Net gain (loss) on the sale of
  investments..............................      --       13       (1)      --       --
Other income...............................      16        4        7       --       --
                                             ------   ------   ------   ------   ------
       Other...............................      81       84       69       22       18
                                             ------   ------   ------   ------   ------
          EBIT.............................     305      (29)     290      104      110
Interest and debt expense..................     (44)     (41)     (41)     (10)     (13)
Affiliated interest income, net............       8        8        6        1       --
Income taxes...............................     (92)      26      (92)     (34)     (36)
                                             ------   ------   ------   ------   ------
     Income (loss) before extraordinary
       items...............................  $  177   $  (36)  $  163   $   61   $   61
                                             ======   ======   ======   ======   ======
Throughput volumes (BBtu/d)(1).............   5,784    5,643    5,319    6,289    6,898
                                             ======   ======   ======   ======   ======

---------------

(1) Throughput includes volumes associated with our 50 percent equity investment in Great Lakes LP. Prior period volumes have been restated to reflect our current year presentation which includes billable transportation throughput volume for storage withdrawal.

OPERATING RESULTS -- EBIT

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Operating revenues for the year ended December 31, 2001, were $8 million lower than in 2000. The decrease was due to the favorable resolution of regulatory issues in 2000 and lower sales of excess natural gas in 2001. The decrease was partially offset by higher realized prices on sales of natural gas from the Dakota gasification facility.

     Operating expenses for the year ended December 31, 2001, were $329 million higher than in 2000. The increase was due primarily to merger-related costs discussed above and higher prices on natural gas purchased at the Dakota gasification facility. Partially offsetting the increase were lower operating expenses due to cost efficiencies following El Paso's merger with Coastal.

     Other income for the year ended December 31, 2001, was $3 million higher than in 2000 due to higher equity in earnings from our investment in Great Lakes LP of $2 million and a $13 million net gain on the sale of Deepwater Holdings Inc., an equity investment, in 2001, offset by a decrease in other miscellaneous non-operating income.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Operating revenues for the year ended December 31, 2002, were $69 million lower than in 2001. The decrease was primarily due to sales of excess natural gas in 2001 of $25 million that did not recur in 2002 and $19 million from lower realized prices in 2002 on the resale of natural gas purchased from the Dakota gasification facility. Also contributing to the decrease were lower transportation revenues of $16 million primarily due to milder winter weather in 2002 and increased levels of discounting as older contracts, that were initially established at or near the maximum FERC-approved rates, terminated or rolled over and the capacity was recontracted at lower rates.

     Operating expenses for the year ended December 31, 2002, were $403 million lower than in 2001 primarily as a result of merger-related costs of $359 million incurred in 2001 associated with relocating our headquarters from Detroit, Michigan to Houston, Texas, asset impairments, costs for employee benefits, severance, retention and transition charges, all related to our former parent company's merger with El Paso. Also contributing to the decrease in operating expenses in 2002 were $19 million from lower prices on natural gas purchased at the Dakota gasification facility and $20 million from lower benefit costs and lower operating expenses due to cost efficiencies following the merger with El Paso. These decreases were partially offset by higher 2002 accruals of $5 million on estimated liabilities to assess and remediate our environmental exposure due to an ongoing evaluation of the exposure at our facilities.

     Other income for the year ended December 31, 2002, was $15 million lower than in 2001 primarily as a result of a $13 million net gain on the sale of Deepwater Holdings Inc. in 2001 and lower equity earnings of $6 million from Deepwater Holdings, as well as $3 million from our investment in Iroquois pipeline which was also sold in 2001. Partially offsetting the decrease was higher equity earnings of $8 million from our investment in El Paso Great Lakes due primarily to a favorable use tax settlement recorded by El Paso Great Lakes in the first quarter 2002.

  First Quarter 2003 Compared to First Quarter 2002

     Operating revenues for the quarter ended March 31, 2003, were $29 million higher than the same period in 2002. The increase was primarily due to sales of operational natural gas recoveries in 2003 of $13 million that did not occur in 2002 and $10 million from higher realized prices in 2003 on the resale of natural gas purchased from the Dakota gasification facility. Also contributing to the increase were higher transportation revenues of $5 million primarily due to colder winter weather in 2003.

     Operating expenses for the quarter ended March 31, 2003, were $19 million higher than the same period in 2002. The increase was primarily due to higher prices on natural gas purchased at the Dakota gasification facility of $9 million. Also contributing to the increase was $6 million from lower benefit costs in 2002 and an additional accrual in 2003 of $1 million on estimated liabilities to assess and remediate our environmental exposure due to an ongoing evaluation of the exposure at those facilities.

     Earnings from unconsolidated affiliates for the quarter ended March 31, 2003, were $4 million lower than the same period in 2002 primarily as a result of lower equity earnings from our investment in El Paso Great Lakes due to a favorable use tax settlement recorded by El Paso Great Lakes in the first quarter 2002.

REVENUE OUTLOOK

     Our business is primarily driven by contracts with shippers transporting or storing natural gas on our pipeline system. Our tariff structure, which is regulated by the FERC, requires shippers to pay us on the basis of stated transportation and storage rates. Under our tariff structure, approximately 92 percent of our transportation services revenue is attributed to a capacity reservation, or demand charge, paid by firm customers. These firm customers are obligated to pay a monthly demand charge, regardless of the amount of natural gas they actually transport or store on our pipeline system, for the term of their contracts. As these contracts expire, our revenue varies depending on the rates at which they are renewed. During 2002, the renewal rates for contracts with our customers declined as a result of increased competition, causing our revenue to decrease. We expect this trend to continue in the foreseeable future based on the current market environment for our pipeline system.

     On October 30, 2002, we announced that we had renegotiated multiple firm transportation, storage and related natural gas service agreements, totaling 867 BBtu/d of service starting in 2003 under contracts of various terms extending to 2010, with Wisconsin Gas Company and Wisconsin Electric Power Company, which both operate under the name We Energies and constitute our largest customer. A number of these contracts were discounted. The Public Service Commission of Wisconsin and the FERC approved the agreements.

INTEREST AND DEBT EXPENSE

  Year Ended December 31, 2001 to Year Ended December 31, 2000

     Interest and debt expense for the year ended December 31, 2001, was $3 million lower than in the same period in 2000 due to a decrease in notes payable resulting in lower interest expense on long-term debt.

  First Quarter 2003 Compared to First Quarter 2002

     Interest and debt expense for the quarter ended March 31, 2003, was $3 million higher than the same period in 2002 due to the issuance of $300 million senior unsecured notes with an annual interest rate of 8.875% in March 2003.

AFFILIATED INTEREST INCOME, NET

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Affiliated interest income, net for the year ended December 31, 2002, was $2 million lower than the same period in 2001. The decrease was due to lower short-term interest rates on advances to El Paso under our cash management program in 2002 partially offset by higher average advances. The average short-term interest rate decreased from 4.3% in 2001 to 1.8% in 2002, and the average advances to affiliates participating in our cash management program were $196 million in 2002 versus $118 million in 2001.

INCOME TAXES

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Income tax benefit for the year ended December 31, 2001, was $26 million and the income tax expense for the year ended December 31, 2000, was $92 million, resulting in effective tax rates of 42 percent and 34 percent. The effective tax rate for 2001 was different than the statutory rate of 35 percent primarily due to the impact of state income taxes.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Income tax expense for the year ended December 31, 2002, was $92 million and the income tax benefit for the year ended December 31, 2001, was $26 million, resulting in effective tax rates of 36 percent and 42 percent. Our effective tax rates differed from the statutory rate of 35 percent in both periods primarily due to the impact of state income taxes.

  First Quarter 2003 Compared to First Quarter 2002

     Income tax expense for the quarters ended March 31, 2003 and 2002, was $36 million and $34 million, resulting in effective tax rates of 37 percent and 36 percent. Our effective tax rates were different than the statutory rate of 35 percent primarily due to the impact of state income taxes.

                        LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

     Our liquidity needs are provided by cash flows from operating activities and the use of a cash management program with our parent company, El Paso. Under El Paso's cash management program, depending on whether we have short-term cash surpluses or requirements, we either provide cash to El Paso or El Paso provides cash to us. We have historically provided cash advances to El Paso, and we reflect these net advances to our parent as investing activities in our statement of cash flows. As of March 31, 2003, we had a cumulative net receivable from El Paso and its affiliates of $325 million as a result of this program. These receivables are due upon demand; however, as of March 31, 2003 we classified this amount as non-current notes receivable from affiliates in our balance sheet. We believe that cash flows from operating activities and cash provided by El Paso's cash management program will be adequate to meet our short-term capital requirements for existing operations. Our cash flows were as follows:

                                                                          THREE MONTHS
                                                                              ENDED
                                              YEAR ENDED DECEMBER 31,       MARCH 31,
                                              ------------------------   ---------------
                                               2000     2001     2002    2002    2003(1)
                                              ------   ------   ------   -----   -------
                                                            (IN MILLIONS)
Cash flows from operating activities........  $ 279    $ 214    $ 206    $ 143    $  50
Cash flows from investing activities........   (146)    (185)    (220)    (143)    (313)
Cash flows from financing activities........   (135)     (30)      14       --      288

---------------

(1) In March 2003, we declared and distributed dividends of approximately $400 million of affiliated receivables to our parent. We also generated proceeds of $288 million from the issuance of notes. Our operating cash flow was primarily impacted by changes in our working capital.

     In a series of credit rating agency actions in late 2002 and early 2003, and contemporaneously with the downgrades of the senior unsecured indebtedness of our parent company, El Paso, our senior unsecured indebtedness was downgraded to below investment grade and is currently rated B1 by Moody's and B+ by Standard & Poor's and we remain on negative outlook by both agencies. These downgrades will increase our cost of capital and could impede our access to capital markets in the future.

     In August 2002, the FERC issued a notice of proposed rulemaking requiring, among other things, that FERC regulated entities participating in cash management arrangements with non-FERC regulated parents maintain a minimum proprietary capital balance of 30 percent, and that the FERC regulated entity and its parent maintain investment grade credit ratings as a condition to participating in the cash management program. If this proposal were adopted, our cash management program with El Paso could terminate, which could affect our liquidity. We cannot predict the outcome of this rulemaking at this time.

CAPITAL EXPENDITURES

     Our capital expenditures during the periods indicated are listed below:

                                                                                      THREE
                                                                                     MONTHS
                                                                  YEAR ENDED          ENDED
                                                                 DECEMBER 31,       MARCH 31,
                                                              ------------------   -----------
                                                              2000   2001   2002   2002   2003
                                                              ----   ----   ----   ----   ----
                                                                       (IN MILLIONS)
Maintenance.................................................  $ 47   $ 60   $ 77   $ 8    $ 9
Expansion/Other.............................................    54     51     36    33     10
                                                              ----   ----   ----   ---    ---
    Total...................................................  $101   $111   $113   $41    $19
                                                              ====   ====   ====   ===    ===

     Under our current plan, we expect to spend between approximately $83 million and $97 million in each of the next three years for capital expenditures primarily to maintain the integrity of our pipeline and ensure the reliable delivery of natural gas to our customers. In addition, we have budgeted to spend between $40 million and $63 million in each of the next three years to expand the capacity and services of our pipeline system. We expect to fund our maintenance and expansion capital expenditures through internally generated funds and by retaining a portion of the proceeds from our 2003 debt offering.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following historical combined financial data for all periods presented reflects our historical financial information combined with El Paso Great Lakes' historical financial information. Our selected historical results are not necessarily indicative of results to be expected in future periods.

                                                                                  THREE MONTHS
                                                                                     ENDED
                                            YEAR ENDED DECEMBER 31,                MARCH 31,
                                   ------------------------------------------   ----------------
                                    1998     1999     2000     2001     2002     2002      2003
                                   ------   ------   ------   ------   ------   ------    ------
                                                           (IN MILLIONS)
OPERATING RESULTS DATA:
  Operating revenues.............  $  692   $  628   $  621   $  613   $  544   $  156    $  185
                                   ------   ------   ------   ------   ------   ------    ------
  Operating expenses.............     362      324      358      332      287       65        84
  Merger-related costs and asset
     impairment charges(1).......      --       --       --      359       --       --        --
  Depreciation, depletion and
     amortization................      37       38       39       35       36        9         9
                                   ------   ------   ------   ------   ------   ------    ------
  Operating income (loss)........     293      266      224     (113)     221       82        92
  Other income, net..............      95       76       81       84       69       22        18
  Non-affiliated interest and
     debt expense................     (46)     (42)     (44)     (41)     (41)     (10)      (13)
  Affiliated interest income,
     net.........................      13        6        8        8        6        1        --
                                   ------   ------   ------   ------   ------   ------    ------
  Income (loss) before income
     taxes.......................     355      306      269      (62)     255       95        97
  Income taxes...................     114      110       92      (26)      92       34        36
                                   ------   ------   ------   ------   ------   ------    ------
  Income (loss) before
     extraordinary items.........     241      196      177      (36)     163       61        61
  Extraordinary items, net of
     income taxes................      --       --       --       (2)      --       --        --
                                   ------   ------   ------   ------   ------   ------    ------
  Net income (loss)..............  $  241   $  196   $  177   $  (38)  $  163   $   61    $   61
                                   ======   ======   ======   ======   ======   ======    ======

                                                       AS OF DECEMBER 31,                 AS OF
                                           ------------------------------------------   MARCH 31,
                                            1998     1999     2000     2001     2002      2003
                                           ------   ------   ------   ------   ------   ---------
                                                               (IN MILLIONS)
FINANCIAL POSITION DATA:
  Total assets...........................  $2,018   $2,061   $2,071   $2,202   $2,379    $2,272
  Total long-term debt...................  $  498   $  498   $  498   $  498   $  511    $  807
  Stockholder's equity...................  $  978   $1,041   $1,085   $1,019   $1,183    $  717

---------------

(1) These charges are associated with El Paso's merger with The Coastal Corporation.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          ANR PIPELINE COMPANY

                                          By:      /s/ GREG G. GRUBER
                                            ------------------------------------
                                                       Greg G. Gruber
                                                   Senior Vice President,
                                                Chief Financial Officer and
                                                   Treasurer and Director
                                            (Principal Financial and Accounting
                                                           Officer)

Date: June 3, 2003

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